Exhibit 99.3

A Phase 1b Trial of DISC-0974, an Anti-Hemojuvelin Antibody, in Patients with Myelofibrosis and Anemia

NASEEMA GANGAT1, JAMES FORAN2, ANNA HALPERN3,4, RAAJIT RAMPAL5, NATASHA NOVIKOV6, AKSHAY BUCH6, OLIVIA PELLETIER6, WILLIAM SAVAGE6, AYALEW TEFFERI1

1	Division of Hematology, Department of Internal Medicine, Mayo Clinic, Rochester, MN
2	Division of Hematology, Department of Medicine, Mayo Clinic, Jacksonville, FL
3	Department of Medicine, University of Washington, Seattle, WA
4	Clinical Research Division, Fred Hutchinson Cancer Center, Seattle, WA
5	Memorial Sloan-Kettering Cancer Center, New York, NY
6	Disc Medicine, Watertown, MA

Hepcidin, a central regulator of iron homeostasis, is pathologically elevated in patients with myelofibrosis (MF) and anemia. Chronic elevations in hepcidin contribute to the onset and severity of anemia. DISC-0974 is an investigational, first-in-class, monoclonal antibody that blocks hemojuvelin, a co-receptor in the bone morphogenetic protein-signaling pathway driving hepcidin expression. Preclinical studies have shown that DISC-0974 suppresses hepcidin and increases serum iron. A healthy volunteer study has demonstrated dose-dependent reductions in serum hepcidin, increases in serum iron with doses up to 56 mg administered subcutaneously, and increasing trends in reticulocyte count, reticulocyte hemoglobin, mean corpuscular hemoglobin, total hemoglobin (Hgb), and red blood cell count.

In this Phase 1b/2a, open-label, multiple-ascending dose study (NCT05320198), we are assessing the safety, tolerability, pharmacokinetics (PK), and pharmacodynamics (PD) of DISC-0974 in patients with MF and anemia.

Eligible participants include patients over 18 years of age with intermediate-2 or higher-risk MF and anemia. MF is required to be confirmed using the World Health Organization 2016 criteria. Anemia is defined per protocol as Hgb < 10 g/dL or transfusion dependence, as defined by the International Working Group for Myelofibrosis Research and Treatment (IWG-MRT). A stable dose of hydroxyurea and/or Janus kinase (JAK) inhibitor is allowed on trial. Major exclusion criteria include: liver iron concentration ≥ 7 mg/g dry weight; splenectomy; nutritional, genetic, infectious, or autoimmune causes of anemia. Dose escalation is based on a Bayesian optimal interval design with accelerated titration. Safety Review Committee assessments gate escalation decisions. Dosing occurs monthly for a total of 6 doses.

Primary endpoints include safety and tolerability assessments of adverse events (AEs), clinical laboratory assessments, vital signs, physical examinations, and electrocardiograms. Secondary endpoints include anemia response as defined by the IWG-MRT, transfusion response as defined by a decrease of 50% in transfusion requirement over any 8-week period, standard PK parameters and PD metrics including serum hepcidin-25, iron, transferrin saturation, ferritin, and hematology biomarkers. All data are summarized using descriptive statistics.

Initial data show a dose-related increase in pharmacokinetic parameters. DISC-0974 treatment led to dose-dependent reductions in serum hepcidin-25 and increases in serum iron levels. There have been no serious AEs or AEs leading to study withdrawal. Most AEs were mild, transient, and unrelated to DISC-0974.

As of August 1, 2023, enrollment and dose escalation are ongoing. Safety, PK and PD data from at least the first two cohorts will be presented.